Exhibit 10.7

October 28, 2011

William Baum

Re:	Executive Chairman, Chief Business Development Officer Agreement with Genomatica, Inc.

Dear Bill,

By this letter, you and Genomatica, Inc. (the “Company”) agree to amend and restate the terms of your position as Executive Chairman, Chief Business Development Officer pursuant to the terms of this letter agreement (this “Agreement”). This Agreement is made and entered into as of the last day either party executes this Agreement (the “Effective Date”) and shall supersede any prior written or oral agreements relating to the conditions of your employment with the Company. You and the Company hereby agree as follows:

1. Employment.

1.1 Title and Duties. You shall have the title of Executive Chairman, Chief Business Development Officer of the Company (“CBDO”). In your capacity as CBDO you shall have the responsibilities typically required of a CBDO, as well as any other services, acts and things as may be required from time to time by the Company. You will report to the Chief Executive Officer of the Company.

1.2 Location. Your principal place of employment shall be the Company’s facility in San Diego, California, provided that the Company may from time to time require you to travel to other locations in connection with the Company’s business.

1.3 Policies and Practices. Your employment shall be governed by this Agreement and by the policies and practices established by the Company and the Board. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

1.4 Employment At Will. Your employment with the Company is “at will.” This means that either you or the Company may terminate the employment relationship at any time and for any reason or no reason, with or without cause or prior notice.

10520 Wateridge Circle  —  San Diego  —  CA  —  92121  —  858.824.1771 ph  —  858.824.1772 fax

2. Compensation.

2.1 Base Salary. You shall receive a base salary of three hundred thousand dollars ($300,000) per year, effective as of the Effective Date and less any required withholdings and deductions (the “Base Salary”). Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. You will receive your Base Salary incrementally in semi-monthly payments on the Company’s regular payroll dates.

2.2 Discretionary Bonus. In addition to the Base Salary, during each fiscal year of employment with the Company, you also will be eligible to receive an annual discretionary bonus of up to thirty five percent (35%) of your then-current base salary based on your performance, as determined by the Board in its sole discretion, against fundamental corporate and individual objectives to be determined by the Board after consultation with you. It is anticipated that thirty percent (30%) of this bonus will be against individual objectives and seventy percent (70%) be against fundamental corporate objectives pursued collectively by the executive management team. The Board shall have the sole discretion to determine the amount of the bonus, if any, for a given year. You must be employed on the date any bonus is awarded to be eligible for the bonus. Bonus amounts may be pro-rated for partial year service as determined by the Board in its sole discretion.

2.3 Benefits. You are currently eligible for an accrual of thirty (30) days paid time off, as well as paid holidays, in accordance with Company policy. You are also eligible to participate in the Company’s employee benefits plans, including health and dental insurance plans, subject to Company policy and the terms and conditions of the applicable plans.

2.4 Changes to Compensation and Benefits. Your compensation and benefits (exclusive of the Company’s obligations under Section 3), including your Base Salary, are subject to annual review by the Compensation Committee of the Board and may be changed from time to time in the Company’s discretion.

3. Termination.

3.1 Termination for Death or Complete Disability. Your employment with the Company shall automatically terminate effective upon the date of your death or Complete Disability. In the event of a termination for death or Complete Disability, the Company shall pay to you or to your estate all base salary, accrued and unused paid time off benefits, any accrued bonuses determined by the Board to have been earned by you in accordance with Section 2.2 and any other accrued benefits, in each case as earned through the date of termination, and any unreimbursed expenses incurred in accordance with Company policy, at the rates in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to you, your estate, or your heirs under this Agreement, except as otherwise provided by law.

3.2 Termination for Cause or Resignation Without Good Reason. If your employment is terminated by the Company for Cause, or if you voluntarily resign your employment without Good Reason (as defined below), the Company shall pay you all base salary, accrued and unused paid time off benefits and any accrued bonuses determined by the Board to have been earned by you in accordance with Section 2.2 and any other accrued benefits,

10520 Wateridge Circle  —  San Diego  —  CA  —  92121  —  858.824.1771 ph  —  858.824.1772 fax

in each case as earned through the date of termination, and any unreimbursed expenses incurred in accordance with Company policy, at the rates in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to you under this Agreement.

3.3 Termination Without Cause or Resignation For Good Reason Not in Connection with a Change in Control. If, at any time other than within the three months immediately preceding or the 12 months immediately following the effective date of a Change in Control (as defined below), your employment terminates due to an involuntary termination (not including death or Complete Disability) without Cause, or due to your voluntary resignation for Good Reason, the Company shall pay you all base salary, accrued and unused paid time off benefits and any accrued bonuses determined by the Board to have been earned by you in accordance with Section 2.2 and any other accrued benefits, in each case as earned through the date of termination, and any unreimbursed expenses incurred in accordance with Company policy, at the rates in effect at the time of termination, less standard deductions and withholdings. In addition, upon your furnishing to the Company an effective waiver and release of claims substantially similar to the form attached hereto as Exhibit A (the “Release and Waiver”) within the time frame set forth therein, but in no event later than 45 days following your termination date, you shall be entitled to: (1) severance payments in an aggregate amount up to twelve (12) months of your then-current base salary, paid to you on the Company’s regular paydays until the earlier of (i) the date that is twelve (12) months following your termination or (ii) the date as of which you commence employment with another employer, subject to standard payroll deductions and withholdings, with the first such payment being made on the first payday following the date the Release and Waiver becomes effective (it being understood that such first payment shall include any amounts otherwise payable hereunder on paydays that occur prior to the date the Release and Waiver becomes effective); and (2) provided that you timely elect such coverage, the continuation of your group health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) at the Company’s expense for a period of twelve (12) months following the termination date; provided, however, that in the event you become eligible for comparable group insurance coverage in connection with new employment, such COBRA premium payments by the Company shall terminate immediately (collectively, the “Severance Benefits”). In the event you are eligible for Severance Benefits under this Section 3.3, you are not eligible for any Change In Control Severance Benefits under Section 3.4 below.

3.4 Termination Without Cause or Resignation For Good Reason in Connection with a Change in Control. If, within the three (3) months immediately preceding or the twelve (12) months immediately following the effective date of a Change in Control, your employment terminates due to an involuntary termination (not including death or Complete Disability) without Cause, or due to your voluntary resignation for Good Reason, the Company shall pay you all base salary, accrued and unused paid time off benefits and any accrued bonuses determined by the Board to have been earned by you in accordance with Section 2.2 and any other accrued benefits, in each case as earned through the date of termination, and any unreimbursed expenses incurred in accordance with Company policy, at the rates in effect at the time of such termination, less standard deductions and withholdings. In addition, upon your furnishing to the Company the Release and Waiver within the time frame set forth therein, but in no event later than 45 days following your termination date, you shall be entitled to: (1) a single

10520 Wateridge Circle  —  San Diego  —  CA  —  92121  —  858.824.1771 ph  —  858.824.1772 fax

lump-sum payment in an amount equal to twelve (12) months of your then-current base salary, subject to standard payroll deductions and withholdings, payable within 10 business days of the date the Release and Waiver becomes effective; (2) a lump sum payment equal to twelve (12) months of your then-current target bonus, subject to standard payroll deductions and withholdings, payable within thirty (30) days of the date the Release and Waiver becomes effective; and (3) provided that you timely elect such coverage, the continuation of your group health continuation coverage under COBRA at the Company’s expense for a period of twelve (12) months following the termination date; provided, however, that in the event you become eligible for comparable group insurance coverage in connection with new employment, such COBRA premium payments by the Company shall terminate immediately; and (4) the vesting of the shares subject to each of your equity awards received from the Company shall be accelerated such that one-hundred percent (100%) of said shares shall be deemed fully-vested and, if applicable, immediately exercisable effective as of the date of such termination (with any awards subject to performance vesting conditions to be fully vested at the target number of shares). In the event you are eligible for Change In Control Severance Benefits under this Section 3.4, you are not eligible for any Severance Benefits under Section 3.3 above.

3.5 Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until you have a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-l (b)(9). However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service, or (ii) your death.

You shall receive severance benefits only if you execute and return to the Company, within the applicable time period set forth therein but in no event more than forty-five (45) days following the date of separation from service, the Release and Waiver attached to this Agreement as Exhibit A, and permit the Release and Waiver to become effective in accordance with its terms (such latest permitted date, the “Release and Waiver Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release and Waiver could become effective in the calendar year following the calendar year in which you separate from service, the Release and Waiver will not be deemed effective any earlier than the Release and Waiver Deadline. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release and Waiver. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the effectiveness of the Release and Waiver, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

10520 Wateridge Circle  —  San Diego  —  CA  —  92121  —  858.824.1771 ph  —  858.824.1772 fax

The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

3.6 Limitation on Payments.

(a) If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of paragraph (a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(c) Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G

10520 Wateridge Circle  —  San Diego  —  CA  —  92121  —  858.824.1771 ph  —  858.824.1772 fax

Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

(d) If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 3.6(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 3.6(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) Section 3.6(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

3.7 Definitions.

(a) Change in Control. “Change in Control” shall have the meaning ascribed to it in Section 13(d) of the Company’s 2008 Equity Incentive Plan; provided, however, that a merger or other transaction effected solely for the purpose of changing the domicile of the Company shall not constitute a “Change in Control” for purposes of this Agreement.

(b) Cause. “Cause” shall mean, as determined in the sole discretion of the Board following written notice of the condition(s) believed to constitute Cause, which notice shall describe such condition(s) and, to the extent such conditions are curable, a reasonable period of time, not to exceed 30 days following receipt of the written notice, to cure such conditions: (i) your failure to satisfactorily meet documented performance goals; (ii) your failure to comply with all material applicable laws in performing your job duties or in directing the conduct of the Company’s business; (iii) your commission of any felony or intentionally fraudulent acts against the Company, its affiliates, employees, agents or customers; (iv) your participation in any activity that is directly competitive with or intentionally injurious to the Company or any of its affiliates or which violates the terms of your Proprietary Information and Inventions Agreement; or (v) your commission of any fraud against the Company or any of its affiliates, or use or intentional appropriation for your personal use or benefit of any funds or material properties of the Company not authorized by the Board to be so used or appropriated.

(c) Good Reason. “Good Reason” for you to terminate your employment hereunder shall mean the occurrence of any of the following events without your consent: (i) the relocation of your principal place of employment to a point more than thirty-five (35) miles from San Diego County, California; (ii) a material reduction in your base salary relative to your base salary in effect immediately prior to such reduction, unless such reduction is part of an across-the-board reduction in the salary level of all other executive officers of the Company by the same percentage amount; (iii) a material adverse change in your duties, authority or responsibilities relative to the duties, authority or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when you retain a similar position with a subsidiary of the acquiring entity following a Change of Control, but you do not hold the same position in the acquiring entity) shall not constitute “Good Reason;” and provided further that your removal from the Board or position as Executive Chairman shall not constitute “Good Reason;” or (iv) a material breach by the Company of its obligations under this Agreement; provided, however, that, such termination by you shall only be deemed for “Good Reason” pursuant to the foregoing definition if: (A) you give the Company written notice of your intent to terminate for Good Reason within 60 days following the first occurrence of the

10520 Wateridge Circle  —  San Diego  —  CA  —  92121  —  858.824.1771 ph  —  858.824.1772 fax

condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (B) the Company fails to remedy such condition(s) within 30 days following receipt of the written notice (the “Cure Period”); and (C) you voluntarily terminate your employment within 60 days following the end of the Cure Period.

(d) Complete Disability. “Complete Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, because you have become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when you become disabled, the term “Complete Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company, with or without reasonable accommodation, for a period of at least 180 days during any 12-month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

4. Confidential and Proprietary Information; Nonsolicitation.

4.1 As a condition of employment you agree to execute and abide by the Company’s standard Proprietary Information and Inventions Agreement, attached hereto as Exhibit B.

4.2 While employed by the Company and for one year thereafter, you agree that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use; you will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

5. Trade Secrets of Others. It is the understanding of you and the Company that you shall not divulge to the Company or its affiliates any confidential information or trade secrets belonging to others, including your former employers, nor shall the Company or its affiliates seek to elicit from you any such information. Consistent with the foregoing, you shall not provide to the Company or its affiliates, and the Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

6. Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of your duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by you. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7. Choice of Law. This Agreement is made in the State of California. This Agreement shall

10520 Wateridge Circle  —  San Diego  —  CA  —  92121  —  858.824.1771 ph  —  858.824.1772 fax

be construed and interpreted in accordance with the internal laws of the State of California.

8. Integration. This Agreement, including Exhibit B, contains the complete, final and exclusive agreement of the parties hereto relating to the terms and conditions of your employment and the termination of your employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties hereto. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit B hereto, the Proprietary Information and Inventions Agreement controls.

9. Amendment. This Agreement cannot be amended or modified except by a written agreement signed by you and the Company’s Chief Executive Officer.

10. Waiver. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11. Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

12. Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but you have been encouraged to consult with, and have consulted with, your own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13. Representations and Warranties. You represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that your execution and performance of this Agreement will not violate or breach any other agreements between you and any other person or entity.

14. Counterparts; Facsimile. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Facsimile signatures shall be treated the same as original signatures.

15. Litigation Costs. Should any claim be commenced between the parties hereto or their

10520 Wateridge Circle  —  San Diego  —  CA  —  92121  —  858.824.1771 ph  —  858.824.1772 fax

personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted to a reasonable sum as and for that party’s attorney’s fees in such action to the extent consistent with law.

Please signify your agreement to the foregoing terms by signing and dating this letter in the space provided below, and return it to me at your earliest convenience.

Sincerely,

Christophe Schilling
Chief Executive Officer
Genomatica, Inc.

Acknowledged and Agreed:

	Date:	10/28/11
William Baum

10520 Wateridge Circle  —  San Diego  —  CA  —  92121  —  858.824.1771 ph  —  858.824.1772 fax

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE

OR RESIGNATION FOR GOOD REASON

In consideration of the severance benefits set forth in the Employment Agreement dated October 28, 2011, to which this form is attached, which benefits I am not otherwise entitled to receive, I, William Baum hereby furnish GENOMATICA, INC. (the “Company”), with the following release and waiver (“Release and Waiver”).

I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, released claims shall not include (i) any claims based on obligations created by or reaffirmed in this Release and Waiver; (ii) any vested retirement benefits or vested stock option rights; (iii) any claims which by law cannot be released, including without limitation unemployment compensation claims and workers’ compensation claims (the settlement of which would require approval by the California Workers’ Compensation Appeals Board); (iv) any claim for indemnification under the Employment Agreement, the Company’s bylaws or certificate of incorporation, or any agreement providing for the indemnification of Executive; or (v) any rights not in dispute that Executive might have under the Company’s 2008 Equity Incentive Plan or similar plan or arrangement regarding equity awards to Executive or equity interests owned by Executive.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as

10520 Wateridge Circle  —  San Diego  —  CA  —  92121  —  858.824.1771 ph  —  858.824.1772 fax

required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have 21 days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven day revocation period has expired without my having earlier revoked this Release and Waiver, and I shall not be entitled to receive any of the severance benefits provided by the Employment Agreement unless and until this Release and Waiver becomes effective.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance benefits I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
William Baum

10520 Wateridge Circle  —  San Diego  —  CA  —  92121  —  858.824.1771 ph  —  858.824.1772 fax

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT